EXHIBIT 99
ProCentury Corporation Comments on Expected Losses Related to Hurricanes Katrina and Rita
Columbus, OH—ProCentury Corporation (Nasdaq: PROS) reported today that after-tax losses for the third quarter from hurricanes Katrina and Rita are expected to be approximately $6.0 million, or $0.46 per diluted share, net of expected reinsurance and including estimates of internal cost to settle the claims, premiums to reinstate reinsurance coverage and the Company’s five percent co-participation in its property catastrophe reinsurance treaty. The after-tax net impact of Katrina is estimated to be approximately $3.4 million and the after-tax net impact of Rita is estimated to be approximately $2.6 million.

Edward Feighan, ProCentury’s Chief Executive Officer said, “The devastation wrought by these storms is unprecedented. The human suffering and economic hardship resulting from hurricanes Katrina and Rita are astounding. I am pleased with the response of our associates, who have been proactive about responding to our affected policyholders and agents in the affected areas. In the context of the widespread damage, these results indicate to me that risk selection and underwriting discipline continue to be strengths of this company.”

The Company’s estimates are based on claims received to date, an analysis of policies in force and industry loss estimates. These estimates are preliminary and based on broad assumptions, including those relating to coverage, liability and reinsurance. Gross losses from Katrina and from Rita are expected to be within the limits available to the Company under its property catastrophe reinsurance treaty. Additional information about the Company’s hurricane losses will be discussed during the Company’s quarterly earnings teleconference on November 3, 2005.

About ProCentury Corporation

ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.

Forward-Looking Information

Statements in this press release that are not historical statements, including those relating to expected losses, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward- looking statements, including but not limited to: (1) policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation, the size of the area affected and the fact that some communities were hit by both storms; (2) floods in the New Orleans area and restrictions on access to the area have lengthened the claims adjusting process, complicating our ability to estimate losses; (3) estimates for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by a hurricane; (4) the number of incurred but not reported (“IBNR”) claims may be greater or less than anticipated; (5) the extent of coverage that is ultimately provided on reported claims may increase or decrease for our initial estimates; (6) litigation has been filed by several parties, including policyholders and state attorneys general, broadly including insurance companies, which could lead to increases in claims and expenses; (7) changes in our relationships with, and the capacity of, our general agents; and (8) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.